Exhibit-99.28(h)(i)

OLD WESTBURY FUNDS, INC.

ADMINISTRATIVE OVERSIGHT, SUPERVISION AND
COORDINATION SERVICES AGREEMENT

          THIS ADMINISTRATIVE OVERSIGHT, SUPERVISION AND COORDINATION SERVICES AGREEMENT (“Agreement”) is made as of September 1, 2010 by and between Old Westbury Funds, Inc. (the “Corporation”), a Maryland corporation having its principal place of business at 760 Moore Road, King of Prussia, Pennsylvania 19406, and Bessemer Trust Company, N.A., together with its affiliates (“BTNA”), a national association having its principal place of business at 630 Fifth Avenue, New York, New York 10111.

          WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is authorized to issue shares in one or more series; and

          WHEREAS, the Corporation desires that BTNA provide certain administrative oversight and related services for each series of the Corporation listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time (each, a “Portfolio”, and collectively, the “Portfolios”), and BTNA is willing to perform those services on the terms and conditions set forth in this Agreement and desires to enter into an agreement to provide for these services to the Corporation upon the terms and conditions hereinafter set forth:

          NOW, THEREFORE, the Corporation and BTNA agree as follows;

          Section 1. Appointment. The Corporation hereby appoints BTNA, to provide the services specified in Section 3 hereof, and BTNA accepts such appointment and agrees to render such services, for the compensation and on the terms herein provided.

          Section 2. Delivery of Documents. The Corporation has furnished BTNA with, or BTNA otherwise has, copies of the Corporation’s Articles of Incorporation, By-Laws and Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act and the Securities Act of 1933, including the Prospectuses forming a part thereof and Statement of Additional Information relating to the Portfolios contained therein, and as may be supplemented from time to time.

          Section 3. Services of BTNA. Subject to the supervision and direction of the Corporation’s Board of Directors (the “Board”), BTNA shall provide the services set forth below as are reasonably necessary for the operations of the Corporation and each Portfolio (the “Services”). The Services, to the extent not required to be performed by any person or entity pursuant to any other agreement or arrangement with the Corporation, include, but are not limited to:

Supervision/Coordination Services

(a) Oversee, supervise and coordinate matters relating to the operation of the Corporation, including any necessary coordination among the various Corporation’s service providers;

          (b) Provide the Corporation with adequate personnel and facilities necessary for the efficient operation and administration of the Corporation and with the services of a sufficient number of persons competent to perform such administrative, legal, compliance and clerical functions as are necessary to ensure compliance with federal securities laws and regulations and other applicable laws and regulations;

          (c) Assist in the selection of the Corporation’s third party service providers and monitor the quality of the services provided by such service providers including performing periodic visits to such service providers’ facilities;

(d) Monitor the Portfolios’ expenses, including the calculation of fees paid to service providers;

(e) Coordinate with external auditors with respect to the annual audit of the Portfolios’ financial statements and other matters, as applicable;

(f) Coordinate with external legal counsel;

(g) Coordinate and supervise the preparation by third parties of all federal, state, local and foreign tax returns and other reports of the Corporation required by applicable law;

(h) Assist in the oversight and review of foreign custody managers;

Compliance Services

(i) Assist in the maintenance of the Corporation’s compliance program, including, as applicable, developing systems and procedures to effectuate the compliance program;

(j) Assist in the maintenance of the Corporation’s Code of Ethics and Sarbanes-Oxley Code of Ethics (collectively, the “Codes”) and monitor compliance of personnel with the Codes;

(k) Assist in developing guidelines and procedures to improve overall compliance by the Corporation;

(l) Coordinate with all relevant parties for any Corporation examinations, including regulatory examinations;

(m) Assist in the filing of the Corporation’s proxy voting record on Form N-PX;

Financial/Accounting Services

(n) Coordinate interface between the Corporation’s investment adviser and the Corporation’s accounting agent for trade and cash transactions;

(o) Monitor daily changes in the Portfolios’ net asset values versus general market movement;

(p) Reconcile, review and assist in the collection of outstanding tax reclaims;

(q) Assist in margin and collateral processing oversight;

(r) Coordinate global market opening and confirm registration requirements;

(s) Monitor and report on cash availability;

(t) Obtain and monitor fidelity bonds, directors’ and officers’ errors and omissions and excess errors and omissions insurance policies for the Portfolios; and

(u) Perform any other services reasonably necessary for the administration/operation of the Corporation and the Portfolios.

          In connection with its duties under this Section 3, it is understood and agreed that BTNA may, at its own expense, use or engage agents, including its affiliates, in the connections of the provision of the Services.

          Section 4. Compensation. As compensation for the Services provided to the Corporation and the Portfolios by BTNA pursuant to this Agreement, the Corporation, on behalf of each Portfolio, shall pay the fees at the annual rates indicated on Schedule A hereto, as Schedule A may be amended or supplemented from time to time. BTNA’s fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly in arrears to BTNA. Any Services provided by a person or entity other than BTNA, including without limitation, services provided by attorneys not affiliated with BTNA, are not covered under this Agreement and are an expense of the Corporation or the Portfolios.

          Section 5. Limitation of Liability. BTNA shall not be liable for any error of judgment or mistake of law for any loss suffered by the Corporation in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from BTNA’s willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

          Section 6. Duration; Termination of Agreement.

          (a) This Agreement shall become effective on the same date as a certain Investment Advisory Agreement by and between the Corporation and BTNA that was approved by the Board on May 21, 2010 (the “Advisory Agreement”) becomes effective upon the approval by the shareholders of the Portfolios. This Agreement shall remain in full force and effect for one year or until terminated pursuant to the provisions of Section 6(b), and it may be reapproved at least annually by the Board, including a majority of the directors who are not interested persons of the Corporation or any party to this

Agreement, as defined in the 1940 Act. If the Advisory Agreement does not become effective, then this Agreement shall have no force and effect.

          (b) This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board, on 60 days’ written notice to BTNA; or by BTNA on 60 days’ written notice to the Corporation. BTNA will cooperate with and assist the Corporation, its agents and any successor to this Agreement in any substitution/conversion process. The notice provided for herein may be waived by the party entitled to receipt thereof.

(c) Sections 5 shall survive this Agreement’s termination.

          Section 7. Amendments. This Agreement may be amended at any time by mutual agreement in writing of the Corporation and BTNA, provided that the Board, including a majority of the directors who are not interested persons of the Corporation or any party to this Agreement, as defined in the 1940 Act, approves any such amendment.

          Section 8. Non-Exclusivity. The services of BTNA to the Portfolios are not to be deemed to be exclusive, and BTNA shall by free to render similar services or other services to others (including other investment companies) and to engage in other activities, and the Corporation has no objection to BTNA so acting. The Corporation further acknowledges that the persons employed by BTNA to assist in the performance of their duties under this Agreement may not devote their full time to such services and nothing contained in this Agreement shall be deemed to limit or restrict the right of BTNA or any affiliate of BTNA to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          Section 9. Miscellaneous.

          (a) Any notices under this Agreement shall be in writing, addressed and delivered or mailed to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Corporation shall be Old Westbury Funds, Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406, Attn: President, and that of BTNA shall be Bessemer Trust Company, N.A., 530 Fifth Avenue, New York, New York 10111, Attn: General Counsel.

          (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the State of New York.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise effect their construction or effect.

(f) If any provision of this Agreement is declared to be prohibited or unenforceable, the remaining provisions of this Agreement shall continue to be valid and fully enforceable.

(g) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

OLD WESTBURY FUNDS, INC.

By:	/s/ Marc D. Stern

Marc D. Stern
President and Chief
Executive Officer

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald

John G. MacDonald
Managing Director and Chief
Financial Officer

Schedule A

For services rendered pursuant to this Agreement, the Corporation will pay BTNA, a fee, calculated daily and payable monthly, based on the annual rate of each portfolio’s daily net assets equal to the amount listed under the caption “Fee” in the table below for the Portfolio.

Portfolio	Fee

Old Westbury U.S. Large Cap Fund	0.03%
Old Westbury Non-U.S. Large Cap Fund	0.03%
Old Westbury Global Small & Mid Cap Fund	0.03%
Old Westbury Global Opportunities Fund	0.03%
Old Westbury Real Return Fund	0.03%
Old Westbury Fixed Income Fund	0.03%
Old Westbury Municipal Bond Fund	0.03%

A-1